UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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ARBOR REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As filed with the Commission on April 16, 2007

  Arbor Realty Trust, Inc.

April 16, 2007

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Arbor Realty Trust, Inc. to be held at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York, on May 30, 2007, at 1:00 p.m., local time. The matters to be considered by the stockholders at the annual meeting are described in detail in the accompanying materials.

It is important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.

Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided.

Sincerely,

Ivan Kaufman
Chairman and Chief Executive Officer and President

  Arbor Realty Trust, Inc.

Notice of Annual Meeting of Stockholders
To Be Held on May 30, 2007

To the Stockholders of Arbor Realty Trust, Inc.:

The annual meeting of stockholders of Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), will be held at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York, on May 30, 2007, beginning at 1:00 p.m., local time. The matters to be considered by stockholders at the annual meeting, which are described in detail in the accompanying materials, are:

(1) a proposal to elect four Class I directors, each to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007;

(3) a proposal to amend the Company’s Charter to lower each of the aggregate stock ownership limit and the common stock ownership limit from 8.3% to 7.0%; and

(4) the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Stockholders of record at the close of business on April 13, 2007 will be entitled to notice of and to vote at the annual meeting. It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. A proxy statement, proxy card, self-addressed envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2006 accompany this notice. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Walter K. Horn
General Counsel,
Director of Compliance and Corporate Secretary

April 16, 2007
Uniondale, New York

Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard
Suite 900
Uniondale, New York 11553
(516) 832-8002

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 30, 2007

Page

General Information Concerning Solicitation And Voting	1
Board Of Directors	5
Audit Committee Report And Disclosures	12
Executive Officers	13
Compensation Discussion And Analysis	15
Compensation Committee Report On Executive Compensation	25
Security Ownership Of Certain Beneficial Owners And Management	27
Certain Relationships And Related Transactions	30
Proposal No. 1: Election Of Directors	37
Proposal No. 2: Ratification Of Appointment Of Ernst & Young Llp As The Company’s Independent Registered Public Accounting Firm For Fiscal Year 2007	38
Proposal No. 3: Approval Of An Amendment To The Company’s Charter To Lower Each Of The Aggregate Stock Ownership Limit And The Common Stock Ownership Limit From 8.3 Percent To 7.0 Percent	40
Stockholder Proposals For 2008	42
Other Matters	42

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors of Arbor Realty Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held on May 30, 2007, at 1:00 p.m., local time, and any adjournments or postponements thereof. “We,” “our,” “us,” and “the Company” each refers to Arbor Realty Trust, Inc. The Company conducts substantially all of its operations through Arbor Realty Limited Partnership, which we refer to as our operating partnership, and its subsidiaries. References to operating partnership units refer to partnership interests in Arbor Realty Limited Partnership.

The mailing address of our executive office is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share, and special voting preferred stock, par value $0.01 per share, on or about April 26, 2007. Our common stock and special voting preferred stock are the only securities entitled to vote at the annual meeting, and we refer to those securities together as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for fiscal year ended December 31, 2006.

A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

Matters to be Considered at the Annual Meeting

At the annual meeting, our stockholders will act upon:

(1) a proposal to elect four Class I directors, each to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007;

(3) a proposal to amend the Company’s Articles of Incorporation (together with the Articles Supplementary, the “Charter”) to lower each of the aggregate stock ownership limit and the common stock ownership limit from 8.3% to 7.0%; and

(4) any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement, form of proxy and voting instructions are being mailed starting on or about April 26, 2007.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board of directors. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of voting securities held of record on April 13, 2007 and will provide reimbursement for the cost of forwarding the material. In addition, we have engaged The Altman Group to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $5,000, plus reasonable out-of-pocket expenses.

Stockholders Entitled To Vote

As of the close of business on April 13, 2007, there were 17,349,475 shares of our common stock and 3,776,069 shares of our special voting preferred stock outstanding and entitled to vote. Each share of our common stock and special voting preferred stock entitles the holder to one vote. Stockholders of record at the close of business on April 13, 2007 are entitled to vote at the annual meeting or any adjournment or postponement thereof.

Required Quorum/ Vote

A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you have returned a valid proxy or if you hold your shares of our voting securities in your own name as holder of record and you attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting or the stockholders entitled to vote at the annual meeting, present in person or by proxy, to a date not more than 120 days after the record date without notice other than announcement at the meeting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner returns a properly executed proxy but does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, banks, brokers and other nominees who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are entitled to vote on the election of directors and the ratification of the appointment of the independent registered public accounting firm.

Election of each of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast in the election of directors at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors. Shares represented by properly executed and returned proxies will be voted, if authority to do so is not withheld, for the election of the board of directors’ nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors. A vote “withheld” from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the annual meeting is required for the election of each director.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. If this selection is not ratified by holders of our voting securities, the audit committee and board may reconsider its appointment and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the audit committee of the Company’s board of directors in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Approval of the amendment to the Company’s Charter, as specified in Proposal No. 3 requires the affirmative vote of a majority of the votes entitled to be cast on the proposal at the annual meeting by holders of our voting securities. For purposes of the vote on the Charter, abstentions and broker non-votes will have the same effect as votes against the proposal.

If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of our voting securities represented by the proxy will be voted as follows:

(1) FOR the election of four Class I directors, each to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007;

(3) FOR the amendment to the Company’s Charter to lower each of the aggregate stock ownership limit and the common stock ownership limit from 8.3% to 7.0%; and

(4) in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any other matter to be presented at the annual meeting.

Voting

If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our voting securities in person at the annual meeting.

If your shares are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.

Right to Revoke Proxy

If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the annual meeting, to our General Counsel and Corporate Secretary, at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553;

•	sign and mail a new, later dated proxy card to our General Counsel and Corporate Secretary at the address specified above; or

•	attend the annual meeting and vote your shares in person.

If your shares are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders

A copy of our Annual Report to Stockholders for fiscal year ended December 31, 2006 will be mailed to stockholders entitled to vote at the annual meeting with this proxy statement and is also available without charge to stockholders upon written request to: Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, Attn: Investor Relations.

Voting Results

American Stock Transfer & Trust Company, our independent tabulating agent, will have a representative present at the annual meeting and count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for fiscal quarter ending June 30, 2007, which we plan to file with the U.S. Securities and Exchange Commission (the “SEC”) in August 2007.

Confidentiality of Voting

We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, to examine these documents.

Recommendations of the Board of Directors

The board of directors recommends a vote:

(1) FOR the election of four Class I directors, each to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007; and

(3) FOR the amendment to the Company’s Charter to lower each of the aggregate stock ownership limit and the common stock ownership limit from 8.3% to 7.0%.

BOARD OF DIRECTORS

General

Our board of directors presently consists of ten members. Pursuant to our charter, the board of directors is divided into three classes of directors, each serving for three years after election and until his or her successor is duly elected and qualifies, with one class up for election at each annual meeting. At this year’s annual meeting, the term of our four Class I directors will expire. Our other directors will remain in office for the remainder of their respective terms, as indicated below.

At the annual meeting, stockholders will vote on the election of Mr. John J. Bishar, Dr. Archie R. Dykes, Mr. Joseph Martello and Mr. Kyle A. Permut as Class I directors for a three-year term ending at the 2010 annual meeting of stockholders and until their successors are duly elected and qualify.

The following table sets forth information concerning our directors, including those who are nominees for reelection, as of the date of this proxy statement.

Current Directors Who are Nominees for Reelection

Name	Class	Age	New Term to Expire at Annual Meeting in

John J. Bishar, Jr.	I	57	2010
Archie R. Dykes	I	75	2010
Joseph Martello	I	51	2010
Kyle A. Permut	I	45	2010

Current Directors Whose Terms are not Expiring

Name	Class	Age	Term Expires at Annual Meeting in

Ivan Kaufman	II	46	2008
C. Michael Kojaian	II	45	2008
Melvin F. Lazar	II	68	2008
Walter K. Horn	III	64	2009
William Helmreich	III	61	2009
Karen K. Edwards	III	50	2009

Nominees

John J. Bishar, Jr.  Mr. Bishar, was appointed to our board of directors in April, 2007. Mr. Bishar is executive vice president, general counsel and chief governance officer of KeySpan Corporation, a Standard & Poors 500 Index company. KeySpan is a large, diversified energy delivery company delivering electricity and natural gas to customers throughout the Northeast United States. Mr. Bishar is responsible for the legal services business unit, the corporate secretary’s office and for all governance and compliance matters. Prior to joining KeySpan in 2002, Mr. Bishar was a partner in the law firm of Cullen and Dykman LLP. He was the managing partner of the firm from 1993 to 2002 and a member of the firm’s executive committee. From 1980 to 1987, Mr. Bishar was a vice president, general counsel and corporate secretary of LITCO Bancorporation of New York Inc. Mr. Bishar is a graduate of Georgetown University and Fordham University School of Law.

Archie R. Dykes.  Dr. Dykes has served as one of our directors since April 2006. Dr. Dykes is lead director of PepsiAmericas, Inc. He has served as chairman of Capital City Holdings Inc., a venture capital organization, for more than the past five years. Dr. Dykes served as chairman and chief executive officer of the Security Benefit Group of Companies from 1980 through 1987. He served as chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was chancellor of the University of Tennessee. Dr. Dykes was chairman of the board and chief executive officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to Fleming as non-executive chairman of the board. He also serves as a director of

Raytech Corporation and Midas, Inc. Dr. Dykes is a member of the board of trustees of the Kansas University Endowment Association, the William Allen White Foundation and YouthFriends, Inc. He formerly served as vice chairman of the commission on the Operation of the United States Senate and as a member of the executive committee of the Association of American Universities.

Joseph Martello.  Mr. Martello has served as one of our directors since June 2003. Mr. Martello is currently chief operating officer of Arbor Management, LLC, the managing member of Arbor Commercial Mortgage. He is responsible for management of the investment portfolio and overseeing the day-to-day operations within Arbor Management. Mr. Martello is also a member of the executive committee of Arbor Commercial Mortgage. From 1995 to 1999, Mr. Martello was chief financial officer of Arbor Commercial Mortgage. From 1990 to 1995, Mr. Martello was the chief financial officer of Arbor National Holdings, Inc. Prior to that, he was a senior manager with the international accounting and consulting firm of Ernst & Young for eleven years. Mr. Martello is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, where he is a former executive member of the board of directors of the Suffolk County chapter.

Kyle A. Permut.  Mr. Permut has served as one of our directors since August 2005. Prior to becoming a member of our board, Mr. Permut served as a managing director from 1997 to 2005 at Canadian Imperial Bank of Commerce (CIBC), the largest bank in Canada and one of the 10 largest in North America. In this position, he was head of CIBC World Markets Debt Capital Markets Group in the United States. He was a member of the firm’s USA Management Committee, its executive board and the Debt Capital Markets Management Committee. Mr. Permut retired from CIBC in 2005.

Continuing Directors

Ivan Kaufman.  Mr. Kaufman has served as our chairman of the board, chief executive officer and president since June 2003. Mr. Kaufman has been chief executive officer and president of Arbor Commercial Mortgage, LLC, our manager, since its inception in 1993. In 1983, he co-founded a predecessor of Arbor National Holdings Inc. and its residential lending subsidiary, Arbor National Mortgage Inc., which became a public company in 1992 and was sold to BankAmerica in 1995. Mr. Kaufman was named regional “Entrepreneur of the Year” by Inc. Magazine for outstanding achievements in financial services in 1990. Mr. Kaufman has also served on Fannie Mae’s regional advisory and technology boards, as well as the board of directors of the Empire State Mortgage Bankers Association.

C. Michael Kojaian.  Mr. Kojaian has served as one of our directors since June 2003. Since 1998 Mr. Kojaian has been the chief operating officer of the Kojaian group of companies, a national multi-faceted real estate development, investment and asset management organization. Mr. Kojaian is the chairman of the board of Grubb & Ellis, a commercial real estate advisory firm and a member of the board of directors of Grubb & Ellis Realty Advisors, Inc., a publicly-held development company formed to acquire commercial real estate properties.

Melvin F. Lazar.  Mr. Lazar has served as one of our directors since his appointment in November 2003. Mr. Lazar is the founder of Lazar Levine & Felix LLP, certified public accountants, was its managing partner from 1969 until September 2002, and is still an employee of the firm. Mr. Lazar specializes in business valuations and merger and acquisition activities. Mr. Lazar serves on the boards of directors, and is a member of the audit committees, of Enzo Biochem, Inc., a publicly-held biotechnology company, Grubb & Ellis Realty Advisors, Inc., a publicly-held development company formed to acquire commercial real estate properties, and Active Media Services, Inc., a privately-held corporate barter company.

Walter K. Horn.  Mr. Horn has served as our secretary, director of compliance and general counsel, and as one of our directors since his appointment in November 2003. Mr. Horn is also a member of Arbor Commercial Mortgage’s executive committee. Previously, Mr. Horn was general counsel with Arbor National Holdings from 1991 until its sale in 1995 and was general counsel of Arbor Commercial Mortgage until March 2005. Mr. Horn’s experience also includes serving as general counsel with Resource One, Inc. and Long Island Trust Company.

William Helmreich.  Dr. Helmreich has served as one of our directors since June 2003. Dr. Helmreich is the founder, and since 1980, owner and president of Byron Research and Consulting, a market research firm specializing in financial research, political polling, legal consulting, and issues relating to food products and real estate. He is a professor of Sociology at City College of New York and the CUNY Graduate Center, where he teaches sociology of marketing and consumer behavior. Since 2000, Dr. Helmreich has also been retained as chairman for Academic Affairs for North Shore Hebrew Academy. He is a member of the board of Transaction Inc., North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., as well as other not-for-profit boards, and was, for many years, a senior vice president of Good Earth Teas.

Karen K. Edwards.  Ms. Edwards has served as one of our directors since August 2005. She is currently a senior vice president at Asset Management Advisors, an integrated wealth management firm, and has served in that capacity since June 2004. From January 2001 to August 2001, she was the chief operating officer at New Vantage Group, a firm that manages early-stage venture funds for active angel investors. She co-founded the Investment Banking Group at Friedman, Billings, Ramsey & Co. (FBR), where she was a managing director from 1992 to 2000. In that role, she was responsible for raising equity and high yield debt capital for financial institutions and other financial services companies. She also developed FBR’s mergers and acquisitions practice. Ms. Edwards is a chartered financial analyst and a member and former president of the CFA Society of Washington. She is a member and former treasurer of Women in Housing and Finance. She currently serves on the Alumni Board of the University of Virginia’s Darden Graduate School of Business.

Corporate Governance Profile

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education and management succession. A copy of the corporate governance guidelines may be found at the corporate website at www.arborrealtytrust.com under the heading “Investor Relations — Corporate Governance.”

The board of directors met on six occasions and acted by written consent on 23 occasions during 2006. No incumbent director attended fewer than 75 percent of all meetings of our board of directors and the committees on which such director served during 2006.

Senior Officer Code of Ethics and Code of Business Conduct and Ethics

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer, Chief Credit Officer and Controller (or persons performing similar functions to the aforementioned officers regardless of whether such persons (1) are employed directly by the Company or (2) are employed by Arbor Commercial Mortgage, our manager pursuant to a management agreement). We have also adopted a code of business conduct and ethics applicable to all employees, officers and directors. Both codes are available on our website at www.arborrealtytrust.com under the heading “Investor Relations — Corporate Governance.” You may also obtain these documents, as well as our corporate governance guidelines, in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553: Attention: Investor Relations. Amendments to, and waivers from, the senior officer code of ethics and the code of business conduct and ethics for a director or officer will be disclosed at the same website address and heading provided above. We have filed our 2006 Domestic Company Section 303A CEO Certification with the NYSE without any qualifications. Our Sarbanes-Oxley Section 302 Certification was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006.

Director Independence

Of our ten directors, six have been determined by our board of directors to be independent for purposes of the New York Stock Exchange listing standards. In determining director independence, the board of directors reviewed, among other things, whether any transactions or relationships exist currently or, since our incorporation existed, between each director and the Company and its subsidiaries, affiliates and equity investors or independent registered public accounting firm. In particular, the board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the New York Stock Exchange for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent.

The board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. In reviewing the independence of Dr. Helmreich, the board carefully reviewed whether (1) Mr. Kaufman’s and Dr. Helmreich’s current and prior participation on the boards of North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., all of which are not-for-profit organizations, (2) Dr. Helmreich’s engagement since the summer of 2000 as an external consultant by North Shore Hebrew Academy in the capacity of chairman of Academic Affairs of North Shore Hebrew Academy and (3) Dr. Helmreich’s prior receipt of consulting fees from Arbor Management, LLC should, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Dr. Helmreich is independent. The board, in particular, reviewed the materiality of the transactions to the parties involved, the compensation and timing of Dr. Helmreich’s advisory role with North Shore Hebrew Academy and Arbor Management, LLC and the absence of any employment or compensatory capacity by Dr. Helmreich with NSH Affordable Housing of Indiana, Inc. In reviewing the independence of Mr. Kojaian, the board carefully reviewed whether Mr. Kaufman’s and Mr. Kojaian’s co-investment in an operating company and Mr. Kojaian’s investment in 1,000,000 shares of common stock of the Company through Kojaian Ventures, L.L.C., should, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Mr. Kojaian is independent. The board, in particular, reviewed the materiality of the transactions to the parties involved. In reviewing the independence of Mr. Bishar, the board carefully reviewed whether Mr. Bishar’s position as partner in the law firm of Cullen and Dykman LLP until 2002, based upon the totality of the circumstances, should be deemed to be material so as to preclude a finding that Mr. Bishar is independent. The Company uses the services of Cullen and Dykman LLP for real estate loan closings.

As a result of its review, the board affirmatively determined that Messrs. Bishar, Kojaian, Lazar, Dr. Dykes, Dr. Helmreich and Ms. Edwards were independent under the New York Stock Exchange listing standards.

Board Committees

Our board has established four standing committees, the principal functions of which are briefly described below. Matters put to a vote at any one of our four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee. Our board of directors may from time to time establish certain other committees to facilitate the management of the Company.

Audit Committee

Our board of directors has established an audit committee, which is composed of three of our independent directors, Mr. Lazar and Dr. Dykes and Ms. Edwards. Dr. Helmreich was a member of the audit committee during 2006 until he was replaced by Dr. Dykes. During 2006, the audit committee met on four occasions and acted by written consent on one occasion. The audit committee assists the board in overseeing (1) the integrity of the Company’s financial statements, (2) the Company’s independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function and (4) the Company’s compliance with legal and regulatory requirements.

Mr. Lazar currently serves as chairman of the audit committee. The board has determined that Mr. Lazar qualifies as an “audit committee financial expert” as defined by the rules of the SEC and that each member of the audit committee is “financially literate.” The audit committee is governed by a charter that has been adopted by the board of directors.

Compensation Committee

Our board of directors has established a compensation committee, which is composed of four of our independent directors, Messrs. Kojaian and Lazar and Dr. Helmreich and Dr. Dykes. The membership of the compensation committee was increased to four directors in 2006 with the appointment of Dr. Dykes to the board.

During 2006, the compensation committee met on one occasion and acted by written consent on one occasion. Mr. Kojaian is currently the chairman of the compensation committee. The principal functions of the compensation committee are to (1) evaluate the performance of our officers; (2) review the compensation payable to our officers and non-employee directors; (3) evaluate the performance of Arbor Commercial Mortgage; (4) review the compensation and fees payable to Arbor Commercial Mortgage under our management agreement; (5) review and discuss with management the compensation discussion and analysis disclosure included in this proxy statement; and (6) administer the issuance of any stock to our employees or the employees of Arbor Commercial Mortgage who provide services to us. The compensation committee is governed by a charter that has been adopted by the board of directors.

Nominating/Corporate Governance Committee

Our board of directors has established a nominating/corporate governance committee, which is composed of three of our independent directors, Dr. Dykes, Dr. Helmreich and Ms. Edwards. The membership of the nominating/corporate governance committee was increased to three directors in 2006 with the appointment of Dr. Dykes to the board. Mr. Lazar was also a member of this committee during 2006 until he was replaced by Ms. Edwards. During 2006, the nominating/corporate governance committee met on one occasion and acted by written consent on one occasion. Dr. Helmreich currently serves as chairman of the nominating/corporate governance committee. The nominating/corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at each annual meeting of stockholders. The nominating/corporate governance committee is also responsible for (1) preparing and submitting to the board for adoption the committee’s selection criteria for director nominees; (2) reviewing and making recommendations on matters involving general operation of the board and our corporate governance; and (3) annually recommending to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board. The nominating/corporate governance committee is governed by a charter that has been adopted by the board of directors.

Copies of the charters of the audit committee, the compensation committee and the nominating/corporate governance committee charter are available on our website, www.arborrealtytrust.com, under the heading “Investor Relations — Corporate Governance.” You may also obtain these documents in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553: Attention: Investor Relations.

Independent Director Committee

Our board of directors has established an independent director committee, which is currently composed of six of our independent directors, Messrs. Bishar, Kojaian and Lazar and Dr. Helmreich and Dr. Dykes and Ms. Edwards. During 2006, the independent director committee met on one occasion and met in executive session on several additional occasions. The independent director committee is responsible for, among other things, considering and voting upon matters as to which the board of directors determines Arbor Commercial Mortgage or its affiliates (other than the Company or its subsidiaries) or any of our directors (other than an independent director) or officers has a conflict of interest, including the approval of transactions between the Company and Arbor Commercial Mortgage. The individual who serves as the chair of the independent director committee rotates each year among the chairs (if such chair is not a member of management) of the committees of the board of directors. Dr. Dykes currently serves as chairman of the independent director committee.

Non-Management Directors

As required by the NYSE’s Corporate Governance Standards, our non-management directors intend to meet regularly in executive session without any members of management present. Mr. Permut will preside at such regularly scheduled executive sessions of the non-management directors.

Stockholder and Interested Party Communications with Directors

The board of directors has established a process to receive communications from stockholders and other interested parties. Interested parties and stockholders may contact any member of the board (or all members), including non-management directors, by mail. To communicate with the board of directors, any individual director or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of General Counsel and Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel and Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the office of the General Counsel and Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Director Nomination Procedures

The nominating/corporate governance committee generally believes that, at a minimum, candidates for membership on the board of directors should have demonstrated an ability to make a meaningful contribution to the board of directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The nominating/corporate governance committee recommends director nominees to the board of directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the board of directors, the nominating/corporate governance committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

In the future, the nominating/corporate governance committee intends to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. The nominating/corporate governance committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the nominating/corporate governance committee will also consider candidates recommended by stockholders.

The nominating/corporate governance committee anticipates that once a person has been identified by the committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating/corporate governance committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the board of directors, the nominating/corporate governance committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the nominating/corporate governance committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our bylaws, as summarized below under “Stockholder Proposals for 2008,” the nominating/corporate governance committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the nominating/corporate governance committee in care of General Counsel and Corporate

Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. Director recommendations submitted by stockholders should include the following:

•	the name, age, business address and residence address of the individual(s) recommended for nomination;

•	the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

•	the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

•	all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder nominations and proposals submitted in accordance with our Bylaws must be delivered to the General Counsel and Corporate Secretary not earlier than the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the mailing of the notice for the preceding year’s annual meeting, the stockholder recommendation and information described above must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders and (2) the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

The nominating/corporate governance committee expects to use a similar process to evaluate candidates to the board of directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Director Attendance at Annual Meeting

We do not currently maintain a policy requiring our directors to attend the annual meeting; however, attendance by our directors is encouraged. With the exception of Mr. C. Michael Kojaian, all of our directors who were directors at the time of the 2006 annual meeting attended the 2006 annual meeting.

AUDIT COMMITTEE REPORT AND DISCLOSURES

The following report of the audit committee (the “Audit Committee”) of the board of directors (the “Board of Directors”) of Arbor Realty Trust, Inc., a Maryland corporation (“Arbor” or the “Company”), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function and (4) the Company’s compliance with legal and regulatory requirements.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in Arbor’s Annual Report to Stockholders for fiscal year ended December 31, 2006 with Arbor’s management and independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent registered public accounting firm the registered public accounting firm’s independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required from the independent registered public accounting firm by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Melvin F. Lazar (Chairman)
Archie R. Dykes
Karen K. Edwards

April 12, 2007

EXECUTIVE OFFICERS

Our executive officers are elected annually by our board of directors and serve for a term of one year and until their respective successors are elected and qualify. Set forth below is information regarding our executive officers, as of the date of this proxy statement, unless otherwise indicated:

Name	Age	Position

Ivan Kaufman(*)	46	Chairman of the Board of Directors, Chief Executive Officer and President
Paul Elenio	39	Chief Financial Officer and Treasurer
Gene Kilgore	40	Executive Vice President — Structured Securitization
John C. Kovarik	48	Chief Credit Officer
Fred Weber	46	Executive Vice President — Structured Finance
Walter K. Horn(*)	64	General Counsel, Director of Compliance, Secretary and Director
Mark S. Fogel	38	Senior Vice President — Asset Management

(*)	Biographical information is provided above under “Board of Directors.”

Paul Elenio.  Mr. Elenio has served as our chief financial officer and treasurer since September 2005. Mr. Elenio joined Arbor National Holdings, the predecessor company of our manager, Arbor Commercial Mortgage, in 1991. In 1995, he was promoted to vice president, controller, in 2002 assumed the position of vice president of finance and in 2004 was further promoted to senior vice president, finance. Mr. Elenio is responsible for overseeing all aspects of our financial operations. This includes financial reporting, tax planning, budgeting, and the appropriate utilization of our capital. He is also in charge of investor relations. Mr. Elenio also serves on Arbor Commercial Mortgage’s executive committee. Prior to joining Arbor, Mr. Elenio was employed with Ernst & Young from 1989 to 1990 in the auditing department.

Gene Kilgore.  Mr. Kilgore has served as our executive vice president — structured securitization since October 2004. Mr. Kilgore also serves on Arbor Commercial Mortgage’s executive committee. From September 2001 to September 2004, Mr. Kilgore was a portfolio manager for ZAIS Group, LLC, a structured finance investment advisor. From September 2000 to August 2001, Mr. Kilgore was director of risk finance at Barclays Capital. From September 1996 to September 2000, Mr. Kilgore worked at Standard & Poor’s Ratings Service, where he was a director in the collateralized debt obligations group. He has also served as vice president of corporate lending and commercial real estate at Wachovia Bank.

John C. Kovarik.  Mr. Kovarik has served as our chief credit officer since October 2003. From 1997 until October 2003, Mr. Kovarik was senior vice president and chief credit officer of RER Resources, a commercial real estate consulting, underwriting and asset management services provider based in Virginia, where he was responsible for underwriting income property secured loans and managing teams providing acquisition underwriting. Mr. Kovarik has over twenty years of experience in credit, financial analysis and commercial real estate underwriting for various types of commercial properties.

Fred Weber.  Mr. Weber has served as our executive vice president — structured finance since June 2003. He also continues to provide services to Arbor Commercial Mortgage in his capacity as a continuing member of Arbor Commercial Mortgage’s executive committee. Mr. Weber was employed by Arbor Commercial Mortgage from May 1999 until July 1, 2003. At Arbor Commercial Mortgage, Mr. Weber oversaw Arbor Commercial Mortgage’s structured finance and principal transaction group, where he was responsible for origination, underwriting and closing coordination of debt and equity financing for various asset types and classes of commercial real estate nationwide. He has been involved in the mortgage banking industry for more than 17 years and has extensive real estate finance and acquisition experience. Mr. Weber is a member of the real estate finance committee of the Real Estate Board of New York. From July 1997 through February 1999, Mr. Weber was a partner and co-head of the real estate department with Kronish Lieb Weiner & Hellman LLP. Previously, Mr. Weber was a partner with the law firm of Weil, Gotshal & Manges LLP.

Mark S. Fogel.  Mr. Fogel has served as our senior vice president — asset management since September 2005. Mr. Fogel served as our vice president — asset management between July 2003 and September 2005. Mr. Fogel was employed by Arbor Commercial Mortgage from August 2000 until July 2003. At Arbor Commercial Mortgage, Mr. Fogel asset managed Arbor Commercial Mortgage’s structured and flow loan portfolio, where he was responsible for risk management, loan workouts and foreclosures, asset reporting and borrower relationship management on all classes of commercial real estate nationwide. He has been involved in the real estate industry for 15 years and has extensive real estate finance, development, asset management and investment banking experience.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee — Composition and Responsibility

Our board of directors has established a compensation committee, which is comprised of four independent directors. The compensation committee is governed by a charter that has been adopted by the board of directors. The current compensation committee charter may be viewed on our website, www.arborrealtytrust.com, under the heading “Investor Relations — Corporate Governance”.

The principal functions of the compensation committee are to (1) evaluate the performance of our officers; (2) review the compensation payable to our officers and non-employee directors; (3) evaluate the performance of Arbor Commercial Mortgage; (4) review the compensation and fees payable to Arbor Commercial Mortgage under our management agreement; (5) review and discuss with management the compensation discussion and analysis disclosure included in this proxy statement; and (6) administer the issuance of any stock to our employees or the employees of Arbor Commercial Mortgage who provide services to us.

Compensation Philosophy and Principles

The compensation committee acknowledges that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. The Company competes for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which have significantly larger market capitalization than the Company. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward our named executive officers and other key employees is essential to maintaining our competitive position in the real estate finance industry.

The compensation committee’s goal is to maintain compensation programs that are competitive within our industry, reward executives if the Company achieves its operational, financial and strategic goals and build shareholder value. In determining the form and amount of compensation payable to the Company’s named executive officers, the compensation committee is guided by the following objectives and principles:

•	Compensation levels should be sufficiently competitive to attract and retain key executives. The Company aims to ensure its executive compensation program attracts, motivates and retains high performance talent and rewards them for the Company achieving and maintaining a competitive position in its industry. Total compensation should increase with position and responsibility.

•	Compensation should relate directly to performance and incentive compensation should constitute a substantial portion of total compensation. The Company aims to promote a pay-for-performance culture, with a majority of total compensation being “at risk”. Accordingly, a substantial portion of total compensation should be tied to and vary with the Company’s operational, financial and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact the Company’s strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•	Long-term incentive compensation should align executives’ interests with the Company’s stockholders. Awards of equity-based compensation encourage executives to focus on the Company’s long-term growth and prospects and motivate executives to manage the Company from the perspective of owners with a meaningful stake in the Company, as well as to focus on long-term career orientation.

There is no specific policy, practice or formula regarding an allocation between cash and non-cash compensation.

The compensation committee reviews at least annually the goals and objectives of the Company’s executive compensation plans, incentive compensation plans, equity-based plans and other compensation and employee benefit plans. The compensation committee believes that the Company’s benefits are competitive with its peers and provide additional incentive for strong performance.

Compensation Setting Process

Management’s Role in the Compensation-Setting Process

The compensation committee believes the Company’s chief executive officer, Ivan Kaufman, is in the best position to determine the responsibilities of each executive officer and observe how well each executive performs his responsibilities. Mr. Kaufman provides recommendations to the compensation committee regarding base salary levels and the form and amount of the annual cash incentive award and restricted stock awards paid to all executive officers. The compensation committee may exercise its discretion in modifying any of the recommendations and is responsible for ultimately approving all compensation arrangements for the executive officers. Mr. Kaufman does not participate in any deliberations or approvals by the compensation committee with respect to his own compensation. Additionally, Mr. Kaufman and other officers of the Company will provide compensation and other information to the compensation committee upon their request.

Mr. Kaufman’s recommendations are based on his evaluation of the executive officers’ performance, their contribution toward achieving operational, financial and strategic goals, current and historical elements of each executive’s compensation and the financial performance of the Company.

Compensation Consultant

The committee charter provides the compensation committee sole authority to retain and terminate any compensation consulting firm or other adviser it deems appropriate. For 2006, the compensation committee did not engage a compensation consulting firm.

Determining Compensation Levels

The compensation committee annually determines targeted total compensation levels, as well as the individual pay components of the named executive officers. In making such determinations, the compensation committee reviews and considers (1) recommendations of the Company’s Chief Executive Officer, (2) historical compensation levels for each named executive officer, (3) industry and market conditions and the Company’s future objectives and challenges, and (4) overall effectiveness of the executive compensation program. The compensation committee does not utilize specific performance-based goals in determining compensation levels, but reviews general industry trends as well as the overall performance of the Company.

Based upon discussions and recommendations of the chief executive officer, and upon its own judgment, the compensation committee approved the base salary, cash incentive award and restricted stock incentive award of each named executive officer, except Mr. Kaufman, in 2006. The compensation committee believes these approved forms and levels of compensation are reasonable, appropriate and in line with the Company’s compensation philosophy and principles.

Compensation recommendations regarding director compensation are reported to, and approved by, the full Board.

Forms of Compensation

Total compensation for the named executive officers is comprised of one or more of the following components:

•	Base salary

•	Annual incentive awards

•	Retirement and other benefits

Our named executives do not have employment, severance or change-of-control agreements. Our named executives serve for a term of one year and until their respective successors are elected and qualify, which enables the company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the company’s performance-based employment and compensation philosophy.

Base Salary

Salaries provide executives with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salaries are reviewed and approved annually by the compensation committee. Generally, base salaries are not based upon specific measures of corporate performance, but are determined by (1) tenure of service, (2) scope and complexity of the position, including current job responsibilities, and (3) upon the recommendations of the Chief Executive Officer, including an evaluation of each officer’s individual performance and contribution to the Company’s operational, financial and strategic goals and objectives. Consistent with compensation practices generally applied in the real estate finance industry, salaries generally form a lower percentage of total compensation, with a substantial portion of total compensation coming from incentive compensation that is tied to Company performance.

For a further description of the base salaries paid to the named executive officers in 2006, please refer to the 2006 Summary Compensation Table set forth below.

Annual Incentive Awards

The Company aims to promote a pay-for-performance culture, with a majority of total compensation being “at risk”. The annual incentive award may be in the form of cash, restricted stock or a combination thereof, at the discretion of the compensation committee. The Company does not have any specific policy, practice or formula regarding an allocation between the cash component and the restricted stock component. These awards are designed to help achieve the objectives of the compensation program and may vary significantly from year to year. The compensation committee has not established any specific performance-based goals that must be met in order to participate in the annual incentive award.

The compensation committee believes that the structure and ultimate payout amounts of the incentive awards are appropriate to attract, retain and reward the named executive officers, are competitive with those offered by our peers, provide a strong, long-term performance and retention incentive, support a pay-for-performance culture, and increase the named executive officers’ vested interest in the Company.

Cash Award

In 2006, the compensation committee determined the cash amount each executive was eligible to receive relative to each individual’s contributions and responsibilities. Individuals with increased ability to directly impact the Company’s performance were allocated larger awards because they bear a greater proportion of the risk that compensation will decrease if the Company’s goals are not attained. The Company paid cash incentive awards for 2006 performance in February 2007 to Messrs. Weber, Kilgore and Horn of $200,000, $500,000 and $27,000, respectively.

Restricted Stock Award

Restricted stock awards are shares of Company stock with vesting provisions that require the continued employment of the executive. The compensation committee believes that restricted stock awards must be sufficient in size to provide a strong, long-term performance and retention incentive for executives, and to increase their vested interest in the Company. In determining the long-term component, the compensation committee considers all relevant factors, including the Company’s performance and relative stockholder return, and the awards granted in past years. In February 2007, the compensation committee set the grant date for restricted stock awards for 2006 performance as April 2, 2007, with Messrs. Elenio, Weber, Kilgore and Horn receiving awards of 3,500, 50,000, 20,000 and 1,600 shares, respectively. All restricted stock incentive awards granted pursuant to the Stock Incentive Plan are awarded from the shares reserved for issuance under the Stock Incentive Plan.

The Company does not have a formal policy with respect to whether equity compensation should be paid in the form of stock options or restricted stock. The compensation committee has to date granted restricted stock awards in lieu of stock options. The compensation committee believes restricted stock awards are more effective than stock options in achieving the Company’s compensation objectives, as restricted stock has a greater retention value in a declining market and, because fewer shares are normally granted, is potentially less dilutive to the Company’s stock. Employees realize immediate value as restricted stock awards vest, with the value increasing as the Company’s stock performance increases. Additionally, cash dividends are paid on all outstanding awards of restricted stock as an additional element of compensation and to provide employees incentive to sustain or increase Company performance.

The Company also does not have a formal policy on timing equity compensation grants in connection with the release of material non-public information to affect the value of compensation. The compensation committee generally grants equity awards once a year on or about April 1st and sets the price as the closing market price of the Company’s common stock on the grant date. The compensation committee will grant equity awards to new directors upon election to the board on a pro-rata basis. In March 2006, the compensation committee set the grant date for the named executive officers’ restricted stock incentive awards as April 3, 2006. In February 2007, the compensation committee set the grant date for the named executive officers’ restricted stock incentive awards as April 2, 2007.

Retirement and Other Benefits

The Company maintains a 401(k) Plan through an affiliate for all employees, including the named executive officers, as a source of retirement income by enabling participants to save on a pre-tax basis and by providing Company matching contributions. All of the named executive officers participated in the 401(k) Plan in 2006 and the Company made matching contributions equal to $6,600 for each of Messrs. Horn, Weber and Kilgore.

The Company does not maintain any non-qualified deferred compensation plans that would allow executives to elect to defer receipt (and taxation) of their base salaries and bonuses.

The named executive officers are eligible to participate in the Company’s active employee flexible benefits plans, which are generally available to all Company employees. Under these plans, all employees are entitled to medical, dental, vision, life insurance and long-term disability coverage. Additionally, all of the Company’s employees are entitled to vacation, sick leave and other paid holidays. The compensation committee believes that the Company’s commitment to provide the employee benefits summarized above recognizes that the health and well-being of the Company’s employees contribute directly to a productive and successful work life that enhances results for the Company and its stockholders.

The Company provides all employees with (1) life insurance coverage equal to their annual salary and (2) long-term disability coverage equal to 60% of the employee’s current base salary, up to a maximum annual benefit of $120,000.

For further information for the premiums paid on the named executive officers insurance policy, please refer to the 2006 Summary Compensation Table set forth below.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of certain non-cash compensation in excess of $1 million earned by each of the Chief Executive Officer and the four other most highly compensated officers of publicly held companies. In 2006, all compensation paid to the named executives was deductible to the Company. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The Committee has not adopted a formal policy that requires all compensation paid to the named executives to be fully deductible.

Executive Compensation in 2007

In February 2007, the compensation committee approved the executive officers’ 2007 salaries, including the named executive officers, with increases ranging from 4% to 28% to reflect their contribution toward achieving operational, financial and strategic goals.

The compensation committee intends to continue its strategy of compensating the Company’s named executive officers through programs that emphasize incentive compensation, fostering a pay-for-performance culture. To that end, a majority of executive compensation will continue to be tied to Company and individual performance, while maintaining an appropriate balance between cash and non-cash compensation.

The foregoing discussion primarily describes the compensation philosophies, principles and practices the compensation committee utilized in setting executive compensation for the 2006 fiscal year. In the future, as the compensation committee continues to review each element of the executive compensation program, these philosophies, principles and practices may change.

Management Agreement

We are externally managed and advised by Arbor Commercial Mortgage, LLC (“ACM”), a national commercial real estate finance company which specializes in debt and equity financing for multi-family and commercial real estate, pursuant to the terms of a management agreement described below. We believe ACM’s experience and reputation positions it to originate attractive investment opportunities for us. Our management agreement with ACM was developed to capitalize on synergies with ACM’s origination infrastructure, existing business relationships and management expertise.

Because our management agreement provides that our manager, ACM, assumes principal responsibility for managing our affairs, certain of our executive officers, who are employees of our manager, do not receive compensation from us for serving as our executive officers. However, in their capacities as officers or employees of our manager or its affiliates, they devote such portion of their time to our affairs as is required for the performance of the duties of our manager under the management agreement. Mr. Ivan Kaufman, our chairman of the board of directors, president and chief executive officer, serves as the chief executive officer of Arbor Commercial Mortgage. Mr. Paul Elenio, our chief financial officer, also serves as chief financial officer of our manager. Each of Messrs. Kaufman and Elenio receives his compensation from our manager. Our manager has informed us that, because the services performed by its officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by the manager that relates solely to their services to us.

Since we currently employ only five executive officers and 29 employees in total, we rely to a significant extent on the facilities and resources of our manager to conduct our operations. For performing services under the management agreement, ACM receives a base management fee and incentive compensation based on our performance. Our manager uses the proceeds from its base management fee in part to pay compensation to its officers and employees who, notwithstanding that some of them are also our officers, receive no direct compensation from us, other than restricted stock that may be granted pursuant to the Stock Incentive Plan.

Base Management Fee

Our manager receives an annual base management fee based on the equity (as defined in the management agreement) of our operating partnership. The amount of the base management fee does not depend on the performance of the services provided by our manager or the types of assets its selects for our investment, but the value of our operating partnership’s equity will be affected by the performance of these assets. The base management fee is payable monthly in arrears in cash, calculated monthly as a percentage of our equity and equal to 0.75% per annum of the equity up to $400 million, 0.625% per annum of the equity between $400 million and $800 million and 0.50% per annum of the equity in excess of $800 million. We incurred $2.6 million in base management fees to Arbor Commercial Mortgage for management services rendered for the year ended December 31, 2006. All amounts incurred have been paid to date.

Incentive Compensation

Our manager is entitled to receive incentive compensation in installments each fiscal quarter in an annual amount equal to the product of:

(1) 25% of the dollar amount by which:

•	the sum of: (i) our operating partnership’s “Funds From Operations” (as determined in accordance with the management agreement) for such quarter and (ii) gains (or losses) from debt restructuring and sales of property per operating partnership unit (as determined in accordance with the management agreement) for such quarter; exceeds

•	the product of (i) the weighted average (based on shares of our common stock and operating partnership units) of (a) the per operating partnership unit book value of the net assets contributed by Arbor Commercial Mortgage, (b) the $15.00 offering price per share of our common stock in our private placement of units in July 2003, (c) the offering price per share (including shares of common stock issued upon exercise of warrants or options) of any subsequent offerings by us of our common stock (adjusted for any prior capital dividends or distributions), and (d) the issue price per operating partnership unit for subsequent contributions to our operating partnership, and (ii) the greater of (x) 9.50% per annum and (y) the Ten Year U.S. Treasury Rate plus 3.50% per annum; multiplied by

(2) the weighted average number of our operating partnership units outstanding, including operating partnership units issued to us equal to the number of shares of our common stock issued by us.

Subject to the ownership limitations in our charter, at least 25% of this incentive compensation is payable to our manager in shares of our common stock having a value equal to the average closing price per share for the last twenty days of the fiscal quarter for which the incentive compensation is being paid. For the year ended December 31, 2006, our manager earned a total of $10.2 million of incentive compensation and elected to receive it partially in cash totaling $1.7 million and partially in 306,764 shares of common stock. The incentive compensation is measured over a full fiscal year, subject to recalculation and potential reconciliation at the end of each fiscal year.

Employee Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation amounts paid to our chief executive officer, our chief financial officer and our other three most highly compensated executive officers who were directly employed and compensated by us for the year ending December 31, 2006.

							All Other
		Salary		Bonus		Stock Awards	Compensation		Total
Name and Principal Position	Year	($)		($)		($)(1)	($)		($)

Ivan Kaufman	2006	$0	(2)	$0	(2)	$33,333	$0	(2)	$33,333
Chief Executive Officer and President
Paul Elenio	2006	$0	(2)	$0	(2)	$162,848	$0	(2)	$162,848
Chief Financial Officer
Fred Weber	2006	$400,000		$200,000		$925,428	$7,776	(3)	$1,533,204
Executive Vice President — Structured Finance
Gene Kilgore	2006	$235,000		$500,000		$255,550	$6,955	(4)	$997,505
Executive Vice President — Structured Securitization
Walter K. Horn	2006	$225,000		$27,000		$77,150	$8,994	(5)	$338,144
General Counsel, Secretary and Director of Compliance

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004) (“SFAS No. 123(R)”) and includes amounts from awards granted in 2003, 2005 and 2006 (without reflecting estimates of forfeitures). There were no forfeitures of any awards during 2006. All awards are valued based on the closing market price of the Company’s common stock on the date of grant. Note 9 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements. Dividends are paid on the restricted shares, whether or not vested, at the same rate and in the same manner as paid to our other common shareholders.

(2)	Mr. Kaufman and Mr. Elenio are non-employee executive officers that do not receive compensation from us for serving as our executive officers. They are employed and compensated by our manager, Arbor Commercial Mortgage.

(3)	Includes $6,600 for Company matching contributions to the 401(k) plan and $1,176 for basic term life insurance.

(4)	Includes $6,600 for Company matching contributions to the 401(k) plan and $355 for basic term life insurance.

(5)	Includes $6,600 for Company matching contributions to the 401(k) plan and $2,394 for basic term life insurance.

Grants of Plan-Based Awards

The grant of shares of restricted stock to the persons included in the Summary Compensation Table above were granted pursuant to the Arbor Realty Trust, Inc. 2003 Omnibus Stock Incentive Plan, as amended and restated, which we refer to as the incentive plan. The following table discloses additional terms of the shares of restricted stock granted pursuant to the incentive plan during our last completed fiscal year.

			All Other Stock
			Awards: Number of	Grant Date Fair
			Shares of Stock or	Value of Stock and
Name	Grant Date	Approval Date	Units (#)(1)	Option Awards

Ivan Kaufman	N/A	N/A	0	$0
Paul Elenio	04/03/06	03/07/06	5,000	$134,700
Fred Weber	04/03/06	03/07/06	50,000	$1,347,000
Gene Kilgore	04/03/06	03/07/06	5,000	$134,700
Walter K. Horn	04/03/06	03/07/06	2,500	$67,350

(1)	Shares subject to the stock awards vest as follows: one-fifth vested immediately on date of grant with the remaining four-fifths vesting ratably over the ensuing four years at a rate of 25% on each of the subsequent four anniversary dates of the date of grant.

We have not entered into employment agreements with any of the named executives and have also not entered into any arrangements that provide severance or other benefits following a change in control, resignation, termination, retirement, death or disability.

We do not have a formal policy with respect to granting equity compensation, whether such grants involve stock options or restricted stock. The compensation committee has to date granted restricted stock awards in lieu of stock options. Restricted stock awards are awards of shares of our common stock with vesting provisions that require the continued employment of the recipient of the grant, or in the case of a director recipient, continued service as a director. There are no performance based conditions related to the vesting requirements of the award. Cash dividends are paid on all outstanding shares of restricted stock at the same rate as is paid to all stockholders, which was $2.47 per share for 2006.

Outstanding Equity Awards at Fiscal Year-End

The table below depicts the unvested restricted stock held pursuant to the Arbor Realty Trust Inc. 2003 Omnibus Stock Incentive Plan, as amended and restated, by the persons included in the Summary Compensation Table above as of December 31, 2006.

	Stock Awards
	Number of Shares or Units		Market Value of Shares or
	of Stock That Have		Units of Stock That Have
Name	Not Vested (#)		Not Vested ($)(1)
Ivan Kaufman	0		$0
Paul Elenio	6,000	(2)	$180,540
	4,000	(3)	$120,360
Fred Weber	15,000	(4)	$451,350
	40,000	(5)	$1,203,600
Gene Kilgore	12,000	(6)	$361,080
	4,000	(7)	$120,360
Walter K. Horn	3,000	(8)	$90,270
	2,000	(9)	$60,180

(1)	Based on the closing market value of the shares on December 29, 2006 of $30.09.

(2)	Restricted shares become no longer forfeitable as follows: 2,000 on 05/25/07, 2,000 on 05/25/08 and 2,000 on 05/25/09.

(3)	Restricted shares become no longer forfeitable as follows: 1,000 on 04/03/07, 1,000 on 04/03/08 , 1,000 on 04/03/09 and 1,000 on 04/03/10.

(4)	Restricted shares become no longer forfeitable as follows: 5,000 on 05/25/07, 5,000 on 05/25/08 and 5,000 on 05/25/09.

(5)	Restricted shares become no longer forfeitable as follows: 10,000 on 04/03/07, 10,000 on 04/03/08, 10,000 on 04/03/09 and 10,000 on 04/03/10.

(6)	Restricted shares become no longer forfeitable as follows: 4,000 on 05/25/07, 4,000 on 05/25/08 and 4,000 on 05/25/09.

(7)	Restricted shares become no longer forfeitable as follows: 1,000 on 04/03/07, 1,000 on 04/03/08, 1,000 on 04/03/09 and 1,000 on 04/03/10.

(8)	Restricted shares become no longer forfeitable as follows: 1,000 on 05/25/07, 1,000 on 05/25/08 and 1,000 on 05/25/09.

(9)	Restricted shares become no longer forfeitable as follows: 500 on 04/03/07, 500 on 04/03/08, 500 on 04/03/09 and 500 on 04/03/10.

Stock Vested Table

The table below depicts the restricted stock awards granted pursuant to the Arbor Realty Trust Inc. 2003 Omnibus Stock Incentive Plan, as amended and restated, to the persons included in the Summary Compensation Table above that vested in 2006.

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)(1)

Ivan Kaufman	13,334	$335,217
Paul Elenio	3,223	$80,679
Fred Weber	15,778	$409,241
Gene Kilgore	5,000	$123,260
Walter K. Horn	1,611	$40,677

(1)	Value realized equals the fair market value of the shares on the date the shares vested.

Director Compensation

The following table sets forth the compensation amounts paid by us to our directors for the year ending December 31, 2006.

	Fees Earned or Paid in Cash		Stock Awards	Total
Name	($)		($)(3)(4)(5)	($)

Jonathan Bernstein	$21,250	(1)	$31,974	$53,224
Archie R. Dykes	$60,750		$18,098	$78,848
Karen K. Edwards	$113,000		$11,267	$124,267
William Helmreich	$45,000		$24,891	$69,891
C. Michael Kojaian	$102,000		$24,891	$126,891
Melvin F. Lazar	$118,000		$25,076	$143,076
Joseph Martello	$0	(2)	$53,650	$53,650
Kyle A. Permut	$35,000		$11,267	$46,267

(1)	Mr. Bernstein resigned from the Board effective February 8, 2006.

(2)	Mr. Martello is Chief Operating Officer of Arbor Management, LLC, and does not receive fees for his participation on the board.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with SFAS No. 123(R) and includes amounts from awards granted in 2003, 2005 and 2006 (before reflected forfeitures). All awards are valued based on the closing market price of the Company’s common stock on the date of grant. Note 9 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements. Dividends are paid on the restricted shares, whether or not vested, at the same rate and in the same manner as paid to our other common shareholders.

(4)	Unvested restricted stock awards outstanding at December 31, 2006.

	Number of Shares of	Market Value of Shares
	Stock That Have Not	of Stock That Have Not
Name	Vested (#)	Vested ($)(a)

Archie R. Dykes	667	$20,070
Karen K. Edwards	334	$10,050
William Helmreich	1,001	$30,120
C. Michael Kojaian	1,001	$30,120
Melvin F. Lazar	1,001	$30,120
Joseph Martello	3,500	$105,315
Kyle A. Permut	334	$10,050

(a)	Based on the closing market value of the shares on December 29, 2006 of $30.09.

(5)	The grant date fair value of restricted stock awards granted during 2006 is as follows:

	Number of Shares Granted	Grant Date Fair Value of
	(#)	Stock Awards

Jonathan Bernstein	1,445	$36,414
Archie R. Dykes	1,000	$25,550
Karen K. Edwards	0	$0
William Helmreich	1,000	$25,200
C. Michael Kojaian	1,000	$25,200
Melvin F. Lazar	1,000	$25,200
Joseph Martello	2,500	$67,350
Kyle A. Permut	0	$0

Each of our non-management directors is paid a director’s fee of $25,000 per year. Each independent director who serves as chairman of the audit committee is paid an additional fee of $10,000 per year, each independent director who serves as chairman of the compensation committee is paid an additional fee of $5,000 per year and each independent director who serves as chairman of the nominating/corporate governance committee is paid an additional fee of $3,000 per year. Each non-management director is also paid a fee of $2,000 for each board or committee meeting that he or she attends in person. Each non-management director is also paid a fee of $1,000 for each telephone board or committee meeting that he attends. In addition, we reimburse all directors for reasonable out of pocket expenses incurred in connection with their services on the board of directors. We also reimburse all directors up to $2,500 for continuing education costs incurred in connection with their services on the board.

Additional Grants Made Pursuant to the Stock Incentive Plan

On April 2, 2007, we granted a total of 110,600 shares of restricted stock to certain of our employees and employees of our manager, one-fifth of which vested immediately and the remaining four-fifths of which vest ratably over the ensuing four years at a rate of 25% on each of the subsequent four anniversary dates of the date of grant. On April 2, 2007 we also granted a total of 7,750 shares of restricted stock to non-management directors, one-third of which vested immediately, one-third of which will vest on April 2, 2008 and the final third of which will vest on April 2, 2009. On April 12, 2007, we granted 750 shares of restricted stock to Mr. Bishar upon his appointment to the board. One-third of the restricted stock granted to Mr. Bishar vested immediately upon the date of grant, one third will vest April 12, 2008 and the remaining third will vest on April 12, 2009.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based upon this review and their discussions, the Compensation Committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee:

C. Michael Kojaian (Chair)
Archie R. Dykes
William Helmreich
Melvin F. Lazar

April 12, 2007

Compensation Committee Interlocks and Insider Participation

Messrs. Kojaian and Lazar, Dr. Helmreich and Dr. Dykes served as members of our compensation committee during 2006.

Dr. Helmreich has been retained as a part-time consultant in the capacity of chairman for Academic Affairs by North Shore Hebrew Academy since 2000. Prior to 2000, Dr. Helmreich was the president of North Shore Hebrew Academy. Our chairman and chief executive officer, Mr. Kaufman, and Dr. Helmreich are both members of the board of trustees of North Shore Hebrew Academy High School.

As of December 31, 2006, we had a $7.75 million first mortgage loan receivable that bore interest at a variable rate of one month London Inter-Bank Offered Rate (“LIBOR”) plus 4.25% and was scheduled to mature in March 2006. This loan was extended for one year with no other change in terms and was repaid in full in March 2007. The loan was made to NSH Affordable Housing of Indiana, a not-for-profit corporation that holds and manages investment property from the endowment of North Shore Hebrew Academy High School. Each of Mr. Kaufman and Dr. Helmreich are members of the board of trustees of North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc.

Concurrently with our initial public offering in April 2004, we sold 500,000 shares of our common stock to Kojaian Ventures, L.L.C., of which the sole members are Mr. Kojaian and Kojaian Ventures — MM, Inc., of which Mr. Kojaian is the sole stockholder, pursuant to a subscription agreement with Kojaian Ventures, L.L.C. that contained certain customary representations and warranties. On August 25, 2005, Mr. Kojaian, through Kojaian Ventures, L.L.C., purchased an additional 500,000 shares of our common stock in the open market.

Equity Compensation Plan Information

The following table presents information as of December 31, 2006 regarding the Stock Incentive Plan and the incentive compensation provisions of our management agreement with Arbor Commercial Mortgage, which are our only equity compensation plans:

	Number of Securities to be	Weighted Average
	Issued Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance

Equity compensation plans approved by security holders:
2003 Omnibus Stock Incentive Plan	0	N/A	333,596
Incentive Compensation pursuant to Management Agreement(1)	0	N/A		(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	0	N/A	333,596	(2)

(1)	Pursuant to the terms of our management agreement with Arbor Commercial Mortgage, at least 25% of the incentive compensation earned by our manager is payable in shares of our common stock having a value equal to the average closing price per share for the last twenty days of the fiscal quarter for which the incentive compensation is being paid. Arbor Commercial Mortgage has the right to elect to receive 100% of the incentive compensation in shares of our common stock. See “Compensation Discussion and Analysis — Management Agreement” for information regarding the terms of our management agreement and the incentive compensation payable to Arbor Commercial Mortgage thereunder. Our sole stockholder immediately prior to the date we entered into the management agreement with Arbor Commercial Mortgage approved the issuance of shares of our common stock to Arbor Commercial Mortgage pursuant to the incentive compensation provisions of the management agreement.

(2)	The number of securities remaining available for future issuance to Arbor Commercial Mortgage as incentive compensation pursuant to the management agreement depends on the amount of incentive compensation earned by Arbor Commercial Mortgage in the future and therefore is not yet determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock are beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The following table also indicates how many shares of our common stock are beneficially owned by each person known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC.

Unless otherwise indicated, the persons named in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The following table does not list the 3,776,069 outstanding shares of our special voting preferred stock that are currently held by Arbor Commercial Mortgage as a separate class of our voting securities. These 3,776,069 shares of special voting preferred stock entitle the holder to one vote on all matters submitted to a vote of our stockholders and are paired with an equal number of operating partnership units, each of which is currently redeemable for cash or, at our option, shares of our common stock, generally on a one-for-one basis. Each share of special voting preferred stock will be redeemed and cancelled by us upon the redemption of its paired operating partnership unit for cash or shares of our common stock. In accordance with SEC beneficial ownership rules, the following table attributes to Arbor Commercial Mortgage (and to Mr. Kaufman, as the controlling owner of Arbor Commercial Mortgage) beneficial ownership of the 3,776,069 shares of common stock that may be issued upon redemption of the 3,776,069 operating partnership units currently held by Arbor Commercial Mortgage.

	Shares of Common Stock
	Beneficially Owned
Name and Address(1):	Number(2)	Percentage(3)

Ivan Kaufman(4)	4,369,844	20.7%
Arbor Commercial Mortgage, LLC(4)	4,354,110	20.6%
Kensington Investment Group, Inc.(5)	1,191,420	6.9%
Putnam LLC d/b/a Putnam Investments(6)	960,118	5.5%
Joseph Martello(7)	22,000	*
William Helmreich	40,500	*
C. Michael Kojaian(8)	1,004,500	5.8%
Paul Elenio(9)	21,800	*
Fred Weber(10)	142,800	*
Walter K. Horn(11)	26,500	*
Melvin F. Lazar	9,167	*
John C. Kovarik	7,200	*
Gene Kilgore(12)	45,000	*
Kyle A. Permut	22,417	*
Karen K. Edwards	3,417	*
Archie R. Dykes	2,750	*
John J. Bishar, Jr.	1,050	*
All directors and executive officers as a group (14 persons)	5,718,945	33.0%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, the address for each person or entity listed in the table above is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days of the date hereof.

(3)	The 17,349,475 shares of our common stock outstanding at April 13, 2007 are considered the total number of shares of our common stock outstanding for the purpose of calculating each person’s percentage of beneficial ownership of shares of our common stock. In accordance with SEC beneficial ownership rules, shares of common stock subject to options or warrants exercisable within 60 days of the date hereof are deemed to be outstanding for computing the percentage of beneficial ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of beneficial ownership of any other person. Therefore, the 3,776,069 shares of common stock that may be issued upon the redemption of the 3,776,069 operating partnership units currently held by Arbor Commercial Mortgage are deemed to be outstanding for computing the percentage of beneficial ownership of Arbor Commercial Mortgage and Ivan Kaufman, as the controlling owner of Arbor Commercial Mortgage, but are not deemed outstanding for computing the percentage of beneficial ownership of any other person listed in the table above.

(4)	Includes 3,776,069 operating partnership units currently held by Arbor Commercial Mortgage, each of which is currently redeemable for cash or, at our option, shares of our common stock, generally on a one-for-one basis. Mr. Kaufman, together with (i) the Ivan and Lisa Kaufman Family Trust, (ii) the Ivan Kaufman Grantor Retained Trust and (iii) Arbor Management, LLC, the managing member of Arbor Commercial Mortgage and an entity owned wholly by Mr. Kaufman and his wife, beneficially own approximately 90% of the outstanding membership interests of Arbor Commercial Mortgage.

(5)	Based on information included in the Schedule 13G filed by Kensington Investment Group, Inc. on January 30, 2007. The address for Kensington Investment Group, Inc. is 4 Orinda Way, Suite 200C, Orinda, CA 94563.

(6)	Based on information included in the Schedule 13G filed by Marsh & McLennan Companies, Inc. and Putnam, LLC d/b/a Putnam Investments on February 13, 2007. The address for Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036 and the address for Putnam, LLC d/b/a Putnam Investments is One Post Office Square, Boston, Massachusetts 02109.

(7)	Mr. Martello holds a 1.3% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Martello.

(8)	Includes 1,000,000 shares of common stock purchased by Kojaian Ventures, L.L.C., of which the sole members are Mr. Kojaian and Kojaian Ventures — MM, Inc., of which Mr. Kojaian is the sole stockholder.

(9)	Mr. Elenio holds a 0.2% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Elenio.

(10)	Mr. Weber holds a 0.9% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Weber.

(11)	Mr. Horn, through his wife, holds a 2.0% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Horn.

(12)	Mr. Kilgore holds a 0.1% Class B membership interest in Arbor Commercial Mortgage. For purposes of the SEC’s beneficial ownership rules, the operating partnership units held by Arbor Commercial Mortgage are not deemed to be beneficially owned by Mr. Kilgore.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that during and with respect to the fiscal year ended December 31, 2006 all filings required by Section 16(a) of the Exchange Act were timely made except for a late filing on: Form 4 by Ivan Kaufman with respect to 57,370 shares of common stock granted to Arbor Commercial Mortgage pursuant to the management agreement, filed on February 14, 2006; Form 4 by Ivan Kaufman with respect to 64,891 shares of common stock granted to Arbor Commercial Mortgage pursuant to the management agreement, filed on November 15, 2006; Form 4 by Ivan Kaufman with respect to 55,586 shares of common stock granted to Arbor Commercial Mortgage pursuant to the management agreement, filed on November 15, 2006; Form 4 by Ivan Kaufman with respect to 65,282 shares of common stock granted to Arbor Commercial Mortgage pursuant to the management agreement, filed on November 15, 2006; Form 4 by Arbor Commercial Mortgage with respect to 57,370 shares of common stock granted to it pursuant to the management agreement, filed on February 14, 2006; Form 4 by Arbor Commercial Mortgage with respect to 64,891 shares of common stock granted to it pursuant to the management agreement, filed on November 15, 2006; Form 4 by Arbor Commercial Mortgage with respect to 55,586 shares of common stock granted to it pursuant to the management agreement, filed on November 15, 2006; Form 4 by Arbor Commercial Mortgage with respect to 65,282 shares of common stock granted to it pursuant to the management agreement, filed on November 15, 2006; Form 4 by Melvin F. Lazar with respect to 1,000 shares of restricted stock granted to him pursuant to the Stock Incentive Plan, filed on February 14, 2006; Form 4 by C. Michael Kojaian with respect to 1,000 shares of restricted stock granted to him pursuant to the Stock Incentive Plan, filed on February 14, 2006; and Form 4 by William Helmreich with respect to 1,000 shares of restricted stock granted to him pursuant to the Stock Incentive Plan, filed on February 14, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

In recognition of the fact that transactions involving related parties can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders, the board of directors has adopted a written policy, the Policy and Procedures With Respect to Related Person Transactions, which we refer to as our Related Persons Policy, which provides for the review and approval (or, if completed, ratification) by the Independent Director Committee (or, in certain circumstances, the Chair of the Independent Director Committee) of all transactions involving the Company in which a related party is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. All Related Persons are required to report to our secretary, who is required to submit to our Independent Director Committee any such related party transaction prior to its completion.

Our Related Persons Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A “Related Person”, as defined in our Related Persons Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person’s relationship to us and his or her interest in the transaction, (ii) the proposed aggregate value of the transaction, or, in the case of indebtedness, the amount of principal that would be involved, (iii) the benefits to us, (iv) the availability of comparable products or services that would avoid the need for a related person transaction and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

Conflicts of Interest with Our Manager

At the consummation of our private placement of units in July 2003, Arbor Commercial Mortgage contributed the majority of its structured finance portfolio and related liabilities to our operating partnership in exchange for 3,146,724 operating partnership units and 629,345 warrants to purchase additional operating partnership units for $15 per operating partnership unit. Each of these warrants has since been exercised for an equal number of operating partnership units. Arbor Commercial Mortgage currently has an approximately 18% limited partnership interest in our operating partnership.

Mr. Ivan Kaufman, our chairman and chief executive officer, is also the chief executive officer of Arbor Commercial Mortgage. Mr. Kaufman and entities controlled by Mr. Kaufman collectively own 90% of the outstanding membership interests in Arbor Commercial Mortgage. Mr. Joseph Martello, one of our directors, currently serves as the chief operating officer of Arbor Management, LLC, the managing member of Arbor Commercial Mortgage. Mr. Martello owns a 1.3% interest in Arbor Commercial Mortgage and is also the sole trustee of the Ivan and Lisa Kaufman Family Trust for the benefit of Mr. Kaufman’s family, which owns a 35% interest in Arbor Commercial Mortgage, and a co-trustee, along with Mr. Kaufman, of the Ivan Kaufman Grantor Retained Annuity Trust, which also owns an equity interest in Arbor Commercial Mortgage. Mr. Paul Elenio, our chief financial officer and treasurer, currently serves as the chief financial officer of Arbor Commercial Mortgage.

Mr. Elenio owns a 0.2% interest in Arbor Commercial Mortgage. Mr. Walter Horn, our general counsel, director of compliance and corporate secretary and one of our directors, currently serves as the secretary of Arbor Commercial Mortgage and served as the general counsel of Arbor Commercial Mortgage until March 2005. Mr. Horn owns a 2.0% interest in Arbor Commercial Mortgage, which is held in his wife’s name. Mr. Fred Weber, our executive vice president of structured finance, was responsible for overseeing Arbor Commercial Mortgage’s structured finance and principal transactions group from 1999 until July 1, 2003. Mr. Weber owns a 0.9% interest in Arbor Commercial Mortgage. Mr. Gene Kilgore, our executive vice president — structured securitization, owns an interest in Arbor Commercial Mortgage which represents 0.1% of the outstanding membership interests. Each of Messrs. Kaufman, Martello, Elenio, Weber, Kilgore and Horn is a member of Arbor Commercial Mortgage’s executive committee.

Formation Transactions

Asset Contribution and Guaranty

Arbor Commercial Mortgage contributed the majority of its structured finance portfolio to our operating partnership pursuant to a contribution agreement. The contribution agreement contains representations and warranties concerning the ownership and terms of the structured finance assets it contributed and other customary matters. Arbor Commercial Mortgage agreed to indemnify us and our operating partnership against breaches of those representations and warranties.

At the time of Arbor Commercial Mortgage’s origination of three investments that it contributed to us on July 1, 2003, each of the property owners granted Arbor Commercial Mortgage participating interests that share in a percentage of the cash flows of the underlying properties. Arbor Commercial Mortgage also made one of the contributed bridge loans to a joint venture in which it had a 50% non-controlling interest. Upon contribution of the structured finance assets, Arbor Commercial Mortgage retained these participating and joint venture interests. In connection with its asset contribution, Arbor Commercial Mortgage agreed that if any portion of the outstanding amount of any of these four contributed assets is not paid at its maturity or repurchase date, Arbor Commercial Mortgage will pay us, subject to the limitation described below, the portion of the unpaid amount of the contributed asset up to the total amount then received by Arbor Commercial Mortgage due to the realization of any profits on its retained interests associated with any other of the four contributed assets. Arbor Commercial Mortgage will no longer be obligated to make such payments to us when the remaining accumulated principal amount of the four contributed assets, collectively, falls below $5 million and none of the four contributed assets is in default. In 2004 and 2005, these four investments matured, the borrowers paid the amounts due in full, and Arbor Commercial Mortgage’s guarantee on these investments has been satisfied.

Arbor Commercial Mortgage Registration Rights

We have granted Arbor Commercial Mortgage shelf registration rights, or, if such rights are not available, demand registration rights with respect to shares of our common stock that may be issued upon redemption of operating partnership units. Holders of our operating partnership units are entitled to participate in primary or secondary offerings of our common stock with respect to such shares. We have also agreed to certain restrictions on the registration rights that we may grant to any other holder or prospective holder of our securities without the prior written consent of the holders of the majority of the shares of common stock and common stock equivalents representing or underlying the then outstanding securities that are registrable under the registration rights agreements.

Special Voting Preferred Stock

Each of the 3,776,069 operating partnership units currently held by Arbor Commercial Mortgage are paired with one share of our special voting preferred stock, each of which entitles the holder to one vote on all matters submitted to a vote of our stockholders. Combined with its ownership of shares of our common stock, Arbor Commercial Mortgage is currently entitled to a number of votes representing approximately 20.6% of the voting power of our outstanding voting securities.

Management and Services Agreements

We and our operating partnership have entered into a management agreement with Arbor Commercial Mortgage, pursuant to which Arbor Commercial Mortgage provides for the day to day management of our operations. Arbor Commercial Mortgage is also required to provide us with a right of first refusal with respect to all structured finance investment opportunities identified by Arbor Commercial Mortgage or its affiliates. We have agreed not to pursue, and to allow Arbor Commercial Mortgage to pursue, any real estate opportunities other than structured finance transactions. We are required to pay Arbor Commercial Mortgage a base management fee and an incentive management fee, as well as reimburse Arbor Commercial Mortgage for certain of its expenses. We incurred $2.6 million in base management fees to Arbor Commercial Mortgage for management services rendered for the year ended December 31, 2006. All amounts incurred have been paid to date. Our manager earned $10.2 million in incentive compensation for the year December 31, 2006.

We and our operating partnership have also entered into a services agreement with Arbor Commercial Mortgage pursuant to which our asset management group provides asset management services to Arbor Commercial Mortgage. In the event that the services provided by our asset management group pursuant to the agreement exceed by more than 15% per quarter the level of activity anticipated by our board of directors, we will negotiate in good faith with our manager an adjustment to our manager’s base management fee under the management agreement, to reflect the scope of the services, the quantity of serviced assets or the time required to be devoted to the services by our asset management group. As of December 31, 2006, there have been no such adjustments pursuant to the services agreement.

Non-Competition Agreement

We have entered into a non-competition agreement with Mr. Kaufman pursuant to which he has agreed not to pursue any structured finance opportunities, unless our independent board members affirmatively approve the pursuit by Arbor Commercial Mortgage or one of its affiliates of such opportunities that the independent board members have rejected on our behalf.

Pursuant to his non-competition agreement with us, Mr. Kaufman has also agreed:

•	not to pursue any structured finance investment opportunities, except if our independent board members affirmatively approve the pursuit by Arbor Commercial Mortgage or one of its affiliates of structured finance opportunities that they have rejected on our behalf;

•	if he is no longer an affiliate of Arbor Commercial Mortgage and, within the first five years of the term of the management agreement, he is no longer our chief executive officer other than because of certain reasons, he will not engage in the structured finance lending business for a period of one year after the earlier of his departure from us or the regular expiration of the one year origination period; and

•	if there is a change of control of Arbor Commercial Mortgage within the first three years of the term of the management agreement, and he is no longer an affiliate of Arbor Commercial Mortgage and leaves us without good reason during that three year period, he will not engage in the structured finance lending business for one year after the date of his departure from us.

Mr. Kaufman’s non-competition agreement also prohibits Mr. Kaufman from soliciting our customers or employees during its term.

Benefits Participation Agreement

We have also entered into a benefits participation agreement with Arbor Commercial Mortgage, pursuant to which our employees are able to participate in any employee benefit plans maintained by Arbor Management for the benefit of Arbor Commercial Mortgage employees. Arbor Management charges us an amount equal to its cost of providing benefits to each of our employees.

Related Party Loans and Investments

Arbor Commercial Mortgage has a 50% non-controlling interest in a joint venture, which was formed to acquire, develop and/or sell real estate assets. In 2005, Arbor Commercial Mortgage received all of its investment in this joint venture and retained its interest in the joint venture. All loans outstanding to this joint venture were repaid in full in 2004. At December 31, 2003, we had a $16.0 million bridge loan outstanding to the joint venture, which was collateralized by a first lien position on a commercial real estate property. This loan was funded by Arbor Commercial Mortgage in June 2003 and was purchased by us in July 2003. The loan required monthly interest payments based on one month LIBOR and was repaid in full in 2004. We had agreed to provide the borrower with additional mezzanine financing in the amount of up to $8.0 million. The mezzanine financing required interest payments based on one month LIBOR and was repaid in full in 2004.

At the time of Arbor Commercial Mortgage’s origination of three of the structured finance assets that it contributed to us on July 1, 2003 at book value, which approximates fair value, each of the property owners related to these contributed assets granted Arbor Commercial Mortgage participating interests that share in a percentage of the cash flows of the underlying properties. Upon contribution of the structured finance assets, Arbor Commercial Mortgage retained these participating interests and its 50% non-controlling interest in the joint venture to which it had made the $16.0 million bridge loan. Arbor Commercial Mortgage agreed that if any portion of the outstanding amount of any of these four contributed assets is not paid at its maturity or repurchase date, Arbor Commercial Mortgage will pay to us, subject to the limitation described below, the portion of the unpaid amount of the contributed asset up to the total amount then received by Arbor Commercial Mortgage due to the realization of any profits on its retained interests associated with any other of the four contributed assets. However, Arbor Commercial Mortgage will no longer be obligated to make such payments to us when the remaining accumulated principal amount of the four contributed assets, collectively, falls below $5 million and none of the four contributed assets are in default. In 2004 and 2005, these four investments matured, the borrowers paid the amounts due in full, and Arbor Commercial Mortgage’s guarantee on these investments has been satisfied.

In 2005, Arbor Commercial Mortgage received a brokerage fee for services rendered in arranging a loan facility for a borrower. We provided a portion of the loan facility. We were credited $0.4 million of this brokerage fee, which was included in other income.

During the first quarter 2006, Arbor Commercial Mortgage originated permanent financing of $31.5 million to a borrower to repay an existing $30.0 million bridge loan with us. Pursuant to the terms of the bridge loan agreement, we had a right of first offer to provide permanent financing, a right of first refusal to match the terms and conditions from a third party lender and a potential prepayment fee of $0.9 million. In August 2006, Arbor Commercial Mortgage received a $0.5 million fee for the securitization of the $31.5 million permanent financing. This fee was remitted to us in August 2006 in lieu of waving our right of first refusal and potential prepayment fee under the original terms of the bridge loan.

As of December 31, 2006 and 2005, $0.1 million and $0.2 million, respectively, of escrows received at loan closing were due to Arbor Commercial Mortgage and included in due to related party. These payments were remitted in January 2007 and January 2006, respectively. In addition, as of December 31, 2005, approximately $0.1 million of net expenses due from Arbor Commercial Mortgage were included in due to related party. These payments were remitted in January 2006.

Every transaction entered into between us and an entity in which Arbor Commercial Mortgage holds equity interests raises a potential conflict of interest. Conflicts of interest with respect to these investments include, among others, decisions regarding (1) whether to waive defaults of such borrower, (2) whether to foreclose on the investment and (3) whether to permit additional financing on the properties securing our investments other than financing provided by us.

As of December 31, 2006, we had a $7.75 million first mortgage loan receivable that bore interest at a variable rate of one month LIBOR plus 4.25% and was scheduled to mature in March 2006. This loan was extended for one year with no other change in terms and was repaid in full in March 2007. The largest aggregate principal amount outstanding for this loan during the years ended December 31, 2006 and 2005 was $7.75 million. Interest income recorded from this loan for the years ended December 31, 2006 and 2005 was approximately $0.7 million and

$0.6 million, respectively. This loan was made to NSH Affordable Housing of Indiana, a not-for-profit corporation that holds and manages investment property from the endowment of North Shore Hebrew Academy High School. Two of our directors, Mr. Kaufman and Dr. Helmreich, are members of the board of trustees of North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc.

Arbor Commercial Mortgage may from time to time provide permanent mortgage loan financing to clients of ours, which will be used to refinance bridge financing provided by us. We and Arbor Commercial Mortgage may also make loans to the same borrower or to borrowers that are under common control. Additionally, our policies and those of Arbor Commercial Mortgage may require us to enter into intercreditor agreements in situations where loans are made by us and Arbor Commercial Mortgage to the same borrower.

In addition, we may enter into future transactions with Arbor Commercial Mortgage with the approval of our independent directors.

Equity Investments in Our Borrowers

In 2006, we invested $2.0 million for 100% of the common shares of two newly-formed wholly-owned subsidiaries of our operating partnership, which were formed to facilitate the issuance of $67.0 million of junior subordinated notes. In 2005, we invested $4.7 million for 100% of the common shares of five newly-formed wholly-owned subsidiaries of our operating partnership, which were formed to facilitate the issuance of $155.9 million of junior subordinated notes. These securities are unsecured, have a maturity of 29 to 30 years, pay interest quarterly at a floating rate of interest based on three-month LIBOR and, absent the occurrence of special events, are not redeemable during the first five years.

As of December 31, 2004, we had two mezzanine loans outstanding, totaling $45 million, to 450 Partners Mezz III LLC, a wholly-owned subsidiary of 450 Westside Partners, LLC and the owner of 100% of the outstanding membership interests in 450 Partners Mezz II LLC, which used the proceeds to acquire and renovate an office building. In addition, as of December 31, 2004, we had a $1.5 million equity interest in an affiliate of the borrower. We also have participating profit interests in several affiliates of the borrower aggregating approximately 29%. During the quarter ended March 31, 2005, the property was refinanced with new debt and our loans totaling $45 million were repaid in full. In accordance with the refinancing, we were repaid our $1.5 million investment, including approximately $0.4 million of a preferred return which was recorded in income from equity affiliates. In addition, we received a structuring fee of $0.4 million for arranging the financing, which was recorded in other income. We participated in $45 million of new debt in the form of a mezzanine loan that matures in March 2015 with a fixed rate of 8.17%. In addition, we invested $2.7 million in an affiliate of the borrower which entitles us to a preferred return of 12.5% in this limited liability corporation.

In December 2003, we invested approximately $2.1 million in exchange for a 50% non-controlling interest in Prime Outlets Member, LLC (“POM”), which owns 15% of a real estate holding company that owns and operates factory outlet shopping centers. We account for this investment under the equity method. As of December 31, 2005, we had a mezzanine loan outstanding to an affiliate entity of the joint venture for $30.1 million. In addition, we had a $10.0 million junior loan participation interest outstanding to an affiliate entity of the joint venture as of December 31, 2005. The loans required monthly interest payments based on one month LIBOR and matured in January 2006. Additionally, we have a 16.7% carried profits interest in the borrowing entity. We received $1.2 million of distributions from this investment in 2004 as a result of the 16.7% carried profits interest which was recorded in interest income. In addition, we received $0.5 million from its 50% non-controlling interest in this joint venture, which was recorded as income from equity affiliates. In June 2005, POM refinanced the debt on a portion of the assets in its portfolio, receiving proceeds in excess of the amount of the previously existing debt. The excess proceeds were distributed to each of the partners in accordance with POM’s operating agreement of which we received $36.5 million. In accordance with this transaction, the joint venture members of POM agreed to guarantee $38 million of the new debt. The guarantee expires at the earlier of maturity or prepayment of the debt and would require performance by the members if not repaid in full. This guarantee was allocated to the members in accordance with their ownership percentages. Of the distribution we received, $17.2 million was recorded as interest income, representing the portion attributable to the 16.7% carried profits interest, $2.1 million was recorded as a return of our equity investment, $8.0 million was recorded as income from equity affiliates, representing the portion attributable to the 7.5% equity interest, and $9.2 million was recorded as deferred revenue, representing our portion of the $38 million guarantee. In January 2006, POM refinanced the debt on a portion of the assets in its portfolio and repaid in full the debt that was added in June 2005 and the $30.1 million mezzanine loan and the $10.0 million junior loan participating interest that we had outstanding as of December 31, 2005. As a result, the $38 million guarantee was removed and we recorded the $9.2 million of deferred revenue, $6.3 million as interest income and $2.9 million as income from equity affiliates. In 2006, POM refinanced the debt on a portion of the assets in its portfolio, receiving proceeds in excess of the amount of the previously existing debt. The excess proceeds were distributed to each of the partners in accordance with POM’s operating agreement. In December 2006, we received a $6.0 million distribution from POM and recorded $4.1 million as interest income, representing the portion attributable to the 16.7% carried profits interest, and $1.9 million as income from equity affiliates, representing the portion attributable to the 7.5% equity interest.

In June 2003, Arbor Commercial Mortgage invested approximately $0.8 million in exchange for a 12.5% preferred interest in a joint venture, which owns and operates two commercial properties located at 80 Evergreen and 930 Flushing Avenue in New York City. We purchased this investment from Arbor Commercial Mortgage in August 2003. We subsequently contributed an additional $0.3 million and $0.4 million in 2004 and 2005, respectively. We account for this investment under the equity method. We had a $4.8 million bridge loan and a $3.5 million mezzanine loan outstanding to affiliated entities of the joint venture. The loans required monthly interest payments based on one month LIBOR and matured in November 2006 and June 2006, respectively. In August 2005, the joint venture refinanced one of these properties with a $25 million bridge loan that we provided which matures in August 2010 with a fixed rate of 6.45%. Proceeds from this loan were used to pay off senior debt as well as our $3.5 million mezzanine loan. Excess proceeds were distributed to each of the members in accordance with the operating agreement of which we received $1.3 million. We recorded this amount as a return of our equity investment. In October 2006, the $4.8 million bridge loan was extended for one year with no other change in terms. In December 2006, we contributed an additional $0.1 million to the joint venture, increasing our equity investment to approximately $0.3 million at December 31, 2006.

During the first quarter 2005, we invested $6.1 million in 200 Fifth LLC, which as part of an investor group used these proceeds to make a deposit on the potential purchase of a property in New York City. In April 2005, this joint venture closed on the purchase of the property and we invested additional capital that, combined with our deposit, represented a $10 million equity investment, in exchange for a 20% ownership interest in a limited liability company owned by this joint venture. It is intended that the property, with over one million square feet of space, will be converted from an office property into condominium units. In addition, we provided loans to three partners in the investor group totaling $13 million, of which $10.5 million is outstanding as of December 31, 2006. The loans are secured by their ownership interest in the joint venture and mature in April 2008. In 2005, we purchased three mezzanine loans totaling $137 million from the primary lender. These loans are secured by the property, require monthly interest payments based on one month LIBOR and mature in April 2008. We sold a participating interest in one of the loans for $59 million, which was recorded as a financing and is included in notes payable. In 2005, we capitalized $0.5 million of interest on its equity investment which was approximately $10.5 million as of December 31, 2005. For the years ended December 31, 2006 and 2005, we capitalized $0.9 million and $0.5 million, respectively, of interest on our equity investment. During 2006, we contributed an additional $4.2 million to the joint venture, increasing our equity investment to approximately $15.6 million. During the first quarter of 2007, we contributed an additional $3.0 million to the joint venture, increasing our equity investment to approximately $18.6 million.

In October 2004, we invested $0.5 million in exchange for an 8.7% non-managing preferred interest in LBREP Yoric Avenue Holdings LLC that was formed to operate as a real estate business, to acquire, own, manage, develop, and sell real estate assets. We account for this investment under the equity method. In December 2005, the joint venture issued new debt on an existing property. The proceeds were distributed to each of the partners in accordance with the operating agreement of which we received $0.5 million which was recorded as a return of our equity investment.

Other Relationships and Related Transactions

Mr. Fred Weber, our executive vice president of structured finance, continues to serve on Arbor Commercial Mortgage’s executive committee and provide services to Arbor Commercial Mortgage. Mr. Weber does not receive a salary from Arbor Commercial Mortgage but may receive production payments from Arbor Commercial Mortgage for originating loans on its behalf. Mr. Walter Horn, our general counsel, director of compliance and corporate secretary and one of our directors, continues to serve as the secretary of Arbor Commercial Mortgage and served as the general counsel of Arbor Commercial Mortgage until March 2005. Mr. Horn does not receive a salary from Arbor Commercial Mortgage.

Arbor Management LLC, the managing member of Arbor Commercial Mortgage, has made loans during the past few years to several of our executive officers in order for them to finance their Class B membership interests of Arbor Commercial Mortgage. The largest aggregate outstanding principal balance to Mr. Elenio during the two year period ended December 31, 2006 was $48,571 and the outstanding balance as of December 31, 2006 was $29,286. Mr. Elenio made principal payments totaling $6,429 and $12,857 during the years ended December 31, 2006 and 2005, respectively. The interest rate on the loans is prime and interest payments totaled $2,474 and $2,514 during the years ended December 31, 2006 and 2005, respectively. The largest aggregate outstanding principal balance to Mr. Kovarik during the two year period ended December 31, 2006 was $200,000 and the outstanding balance as of December 31, 2006 was $199,751. Arbor Management, LLC issued a loan to Mr. Kovarik of $200,000 in 2005. Mr. Kovarik made principal payments totaling $249 and $0 during the years ended December 31, 2006 and 2005, respectively. The interest rate is 5% and interest payments totaled $10,104 and $4,361 during the years ended December 31, 2006 and 2005, respectively. The largest outstanding principal balance to Mr. Weber during the two year period ended December 31, 2006 was $150,000 and there was no outstanding balance as of December 31, 2006. Mr. Weber made principal payments totaling $100,000 and $50,000 during the years ended December 31, 2006 and 2005, respectively. The interest rate on the loan was prime and interest payments totaled $1,833 and $6,926 during the years ended December 31, 2006 and 2005, respectively. The largest aggregate outstanding principal balance to Mr. Kilgore during the two year period ended December 31, 2006 was $50,000 and the outstanding balance as of December 31, 2006 was $46,429. Arbor Management, LLC issued loans to Mr. Kilgore of $25,000 in both 2006 and 2005. Mr. Kilgore made principal payments totaling $3,571 and $0 during the years ended December 31, 2006 and 2005, respectively. The interest rate on both loans is prime and interest payments totaled $3,342 and $1,557 during the years ended December 31, 2006 and 2005, respectively. The largest outstanding principal balance to Mr. Horn during the two year period ended December 31, 2006 was $21,714 and the outstanding balance as of December 31, 2006 was $14,571. Mr. Horn made principal payments totaling $0 and $7,143 during the years ended December 31, 2006 and 2005, respectively. The interest rate on the loan is prime and interest payments totaled $1,172 and $1,007 during the years ended December 31, 2006 and 2005, respectively. Our current policies and procedures, as well as those of Arbor Commercial Mortgage, do not allow for the lending of funds to any of our directors, officers or employees.

One of our directors, Dr. Helmreich, has been retained as a part-time consultant in the capacity of chairman for Academic Affairs by North Shore Hebrew Academy since 2000. Prior to 2000, Dr. Helmreich was the president of North Shore Hebrew Academy. Our chairman and chief executive officer, Mr. Kaufman, and Dr. Helmreich are both members of the board of trustees of North Shore Hebrew Academy High School.

Concurrently with our initial public offering, we sold 500,000 shares of our common stock to Kojaian Ventures, L.L.C., of which the sole members are Mr. Kojaian, one of our directors, and Kojaian Ventures — MM, Inc., of which Mr. Kojaian is the sole stockholder, pursuant to a subscription agreement with Kojaian Ventures, L.L.C. that contained certain customary representations and warranties. On August 25, 2005, Mr. Kojaian, through Kojaian Ventures, L.L.C., purchased an additional 500,000 shares of our common stock in the open market.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The board of directors, following the recommendation of the nominating/corporate governance committee, has recommended that Mr. Bishar, Dr. Dykes, Mr. Martello and Mr. Permut be elected to serve on the board of directors, each until the annual meeting of stockholders for 2010 and until their respective successors are duly elected and qualify. Mr. Bishar was recommended to the nominating/corporate governance committee by Mr. Ivan Kaufman after consultation with Mr. Walter Horn. For certain information regarding each nominee, see “Board of Directors” above.

Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, any nominee should become unavailable to serve, the shares of voting securities represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the board of directors, unless the board of directors determines to reduce the number of directors in accordance with the Company’s charter and bylaws.

Election of each of the director nominees named in this proposal requires the affirmative vote of a plurality of the shares of our voting securities cast in the election of directors at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the board of directors’ nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
ELECTION OF THE NOMINEES FOR DIRECTORS IDENTIFIED ABOVE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2007

The audit committee of our board of directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2007. The board has endorsed this appointment. Ernst & Young audited our consolidated financial statements for fiscal years ended December 31, 2006 and December 31, 2005. A representative of Ernst & Young is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2007 requires the affirmative vote of a majority of the shares of our voting securities cast on the proposal at the annual meeting.

If this appointment is not ratified by our stockholders, the audit committee and the board may reconsider its recommendation and endorsement, respectively. Abstentions will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Arbor and its stockholders.

Independent Accountants’ Fees

Aggregate fees for professional services rendered for us by Ernst & Young and its affiliates for fiscal years ended December 31, 2006 and December 31, 2005 were as follows:

	2006	2005

Audit Fees	$903,866	$876,048
Audit-Related Fees	238,712	277,100
Tax Fees	0	0
All Other Fees	0	0

Total	$1,142,578	$1,153,148

The Audit Fees billed were for professional services rendered for the audit of our consolidated financial statements for fiscal years ended December 31, 2006 and December 31, 2005 and for other services, including Sarbanes-Oxley compliance, issuance of consents and review of the Company’s registration statements under the Securities Act that were filed with the SEC in those fiscal years.

The Audit-Related Fees were for professional services rendered relating to the collateralized debt obligation transactions completed in January and December 2006. The audit-related fees in 2005 were related to the collateralized debt obligation transaction completed in January 2005.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the audit committee reviews and pre-approves any non-audit services to be performed by Ernst & Young to ensure that the work does not compromise its independence in performing audit services. The audit committee also reviews and pre-approves all audit services. In some cases, pre-approval of a particular category or group of services, such as tax consulting services and audit services, is provided by the full audit committee for up to a year and is subject to a specific budget. In other cases, the chairman of the audit committee has the delegated authority from the full audit committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Ernst & Young during 2005 and 2006 under such provision.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2007.

PROPOSAL NO. 3: APPROVAL OF AN AMENDMENT TO THE COMPANY’S
CHARTER TO LOWER EACH OF THE AGGREGATE STOCK OWNERSHIP LIMIT AND THE COMMON STOCK OWNERSHIP LIMIT FROM 8.3 PERCENT TO 7.0 PERCENT

The Company’s Board of Directors has determined that the proposal to amend the Articles of Incorporation of the Company (together with the Articles Supplementary of the Company, the “Charter”) to lower each of the aggregate stock ownership limit and the common stock ownership limit contained in the Charter from 8.3 percent to 7.0 percent is advisable and in the best interests of the Company and its stockholders, and has directed that the proposed Articles of Amendment to lower such limits, the form of which is attached hereto as Appendix A (the “Charter Amendment”), be submitted for consideration and approval by the Company’s stockholders. The relevant provisions of, and the proposed amendments to, the Charter are summarized below.

Current REIT Stock Ownership Limitations in the Charter

The Charter provides for limitations on the transfer and ownership of the Company’s stock. Such restrictions are intended to assist the Company in maintaining and monitoring its qualification as a real estate investment trust (a “REIT”) for federal income tax purposes, as well as that of its subsidiary REIT, Arbor Realty SR, Inc. (“SR Inc.”). The requirements under the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a REIT, include certain rules relating to the ownership of the REIT’s stock. One such requirement is that, in general, no five or fewer “individuals,” which term includes certain types of entities, may directly or constructively own more than 50% of the value of a REIT’s stock.

In order to ensure compliance with the foregoing tax law requirement by us and by SR Inc., the Charter currently includes an aggregate stock ownership limit, which generally restricts any individual, corporation or any other entities, and includes a “group” as such term is defined under the SEC’s beneficial ownership rules (each, a “Person”), from “beneficially owning” or “constructively owning”, as each term is defined in the Charter, more than 8.3% of the aggregate value of the Company’s stock. The Charter also contains a common stock ownership limit, which generally restricts a Person from “beneficially owning” or “constructively owning” more than 8.3% of either the number or value, whichever is more restrictive, of shares of the Company’s common stock. Purported transfers or ownership of our stock in violation of these limits may result in the affected shares being transferred to a trust for a charitable beneficiary and not to the intended transferee or owner, or otherwise being void.

The REIT stock ownership limitations under the Code and in the Charter involve technical and complex attribution rules, pursuant to which shares of stock may be treated as owned by persons having specified relationships to the stockholder of record. In addition, shares of stock underlying outstanding options and warrants may, in certain circumstances, be treated for purposes of these rules as owned by the holder of the option or warrant.

The Company’s Board of Directors is vested with broad discretion to interpret and apply the ownership limitations contained in the Charter, including the application of the attribution rules and the determination of values, and to resolve any ambiguities. In addition, the Board of Directors has authority to grant, and has granted, exemptions for certain of the Company’s stockholders from the ownership limitations contained in the Charter, upon determining that granting such exemption will not adversely affect the Company’s ability to maintain its qualification as a REIT, and subject to such terms and conditions as prescribed by Charter or that the Board of Directors has deemed appropriate. Such terms and conditions may include establishing a special “excepted holder limit” that applies to the recipient of the exemption.

Effect of Manager’s Ownership of the Company’s Stock on the Company’s REIT Stock Ownership Limitations

The Company’s management agreement with its manager, Arbor Commercial Mortgage, provides for the payment of incentive fees if specified conditions are met. Arbor Commercial Mortgage may elect to receive up to 100% of its incentive fee, if any, in the form shares of the Company’s common stock to the extent that payment in stock would not adversely affect our qualification as a REIT. Arbor Commercial Mortgage and Ivan Kaufman, its controlling owner, through their ownership of shares of our stock and units of our operating partnership, beneficially own, at present, approximately 21% of SR Inc.’s stock. Their ownership at that level significantly constrains their ability to acquire additional interests in the stock of the Company or SR Inc., in light of the existing ownership limitations and the ability of other stockholders to own up to that threshold of stock, without jeopardizing the REIT qualification of the Company and/or SR Inc. The Company believes that direct or beneficial ownership of our stock by Arbor Commercial Mortgage and Ivan Kaufman serves to align their interests with those of the Company’s other stockholders, and is therefore generally in the Company’s best interests. In addition, the payment of incentive fees in the form of stock preserves capital and liquidity within the Company, which may also benefit the Company.

In order to preserve the flexibility to pay further incentive fees to Arbor Commercial Mortgage in the form of shares of our common stock, the Company’s stockholders are asked to consider an amendment to the Company’s Charter that would reduce the aggregate stock ownership limit from 8.3% to 7.0% of the aggregate value of the Company’s stock, and the common stock ownership limit from 8.3% to 7.0% of the number or value of the Company’s common stock. These reduced ownership limitations would apply generally to the Company’s other stockholders, apart from Ivan Kaufman, Arbor Commercial Mortgage and Mr. Kojaian, which have previously been granted exemptions, and would therefore serve to facilitate the acquisition of additional shares of our stock by Ivan Kaufman, Arbor Commercial Mortgage or Mr. Kojaian while limiting, to some extent, the ability of other Persons to do so. While the exemptions granted to Ivan Kaufman and Arbor Commercial Mortgage eliminate the reduced ownership limitations as it applies to them, the exemption granted to Mr. Kojaian sets the ownership limitations at 8.3% for Mr. Kojaian.

To the extent that any Person’s current “beneficial ownership” or “constructive ownership” of the Company’s stock exceeds the new aggregate or common stock ownership limits that would apply if the Charter Amendment is approved by the Company’s stockholders, the Company expects to work with such persons to determine whether granting any such Persons an exemption from the new limitations would not adversely affect the Company’s or SR Inc.’s qualification as a REIT and, if the Board of Directors makes a favorable determination in that regard, to grant exemptions to such Persons from the new limitations prior to the effective date of the amendment of the Charter, subject to such terms and conditions prescribed by the Charter or that the Board of Directors otherwise deems appropriate.

If the REIT stock ownership limitations contained in the Charter are reduced in the manner described above following approval of the Charter Amendment, this may make it more difficult for a stockholder other than Arbor Commercial Mortgage, Ivan Kaufman or Mr. Kojaian (all of whom have been granted exemptions from the ownership limitation) to accumulate substantial stock holdings of the Company, and may thereby delay, defer or prevent a change in control of the Company, or other transactions by a third party, in each case without the consent of our Board of Directors.

The Board of Directors has determined that the proposed reduction of the aggregate stock ownership limit and the common stock ownership limit in the Charter pursuant to the Charter Amendment are advisable and in the best interests of the Company and its stockholders, in light of the desire to maintain the flexibility to issue additional shares of common stock to Arbor Commercial Mortgage to pay the incentive fee, while maintaining the Company’s and SR Inc.’s qualification as a REIT.

Vote Required for Approval of the Charter Amendment

Approval of the Charter Amendment requires the affirmative vote of a majority of the votes entitled to be cast on the proposal at the annual meeting by holders of our voting securities. For purposes of the vote or the Charter Amendment, abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
AMENDMENT TO THE COMPANY’S CHARTER TO LOWER EACH OF THE
AGGREGATE STOCK OWNERSHIP LIMIT AND THE COMMON STOCK OWNERSHIP
LIMIT FROM 8.3 PERCENT TO 7.0 PERCENT.

STOCKHOLDER PROPOSALS FOR 2008

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our nominating/corporate governance committee and our board of directors. Our Bylaws currently provide that stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2008 annual meeting of stockholders if they are received by the Company on or before December 18, 2007. Stockholder proposals must be directed to the General Counsel and Corporate Secretary, Arbor Realty Trust, Inc., at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by the Company not later than the last date for submission of stockholder proposals under our current bylaws. In order for a proposal to be “timely” under our current bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the current requirements of our bylaws, not later than January 27, 2008 and not earlier than December 28, 2007; provided, however, in the event that mailing of the notice for the 2008 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after April 26, 2008, a proposal by a stockholder to be timely must be delivered not earlier than the 120th day prior to the date that mailing of the notice for such meeting is first made and not later than the close of business on the later of (1) the 90th day prior to the date that mailing of the notice for such meeting is first made and (2) the tenth day following the date on which public announcement of the date of the 2008 annual meeting of stockholders is first made.

OTHER MATTERS

Our board of directors knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors,

Walter K. Horn
General Counsel, Director of Compliance
and Corporate Secretary

April 16, 2007
Uniondale, New York

APPENDIX A

PROPOSED AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
ARBOR REALTY TRUST, INC.

ARBOR REALTY TRUST, INC.

ARTICLES OF AMENDMENT

Arbor Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by deleting the definition of “Aggregate Stock Ownership Limit” in Section 7.1 of Article Seventh in its entirety and inserting the following in lieu thereof:

“Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean not more than 7.0 percent in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.”

SECOND:  The charter of the Corporation is hereby further amended by deleting the definition of “Common Stock Ownership Limit” in Section 7.1 of Article Seventh in its entirety and inserting the following in lieu thereof:

“Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean not more than 7.0 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.”

THIRD:  The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  There has been no change in the authorized stock of the Corporation effected by the amendments to the charter of the Corporation as set forth above.

FIFTH:  These Articles of Amendment shall become effective upon the date set forth below.

SIXTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this   day of          , 2007.

ARBOR REALTY TRUST, INC.

By:
Name:

Title:

ATTEST

Name:

Title:

(SEAL)

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FORM OF PROXY CARD
ARBOR REALTY TRUST, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2007
     The undersigned stockholder of Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Paul Elenio and Walter K. Horn, and each of them, the proxy or proxies of the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on May 30, 2007 at 1:00 p.m., local time, at The Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all proxies possessed by the undersigned if personally present at the meeting.
     This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)
*************
ANNUAL MEETING OF STOCKHOLDERS OF
ARBOR REALTY TRUST, INC.
Please date, sign and mail your proxy card in the envelope provided as soon as possible
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3, IN EACH CASE AS MORE FULLY SET FORTH IN THE ACCOMPANYING PROXY STATEMENT. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

Proposal 1.	Election of directors to serve on the Board of Directors of Arbor Realty Trust, Inc. (the “Company”).

Nominees:
John J. Bishar, Jr.	o
Archie R. Dykes	o
Joseph Martello	o
Kyle A. Permut	o

	WITHHOLD AUTHORITY	FOR ALL EXCEPT
FOR ALL NOMINEES	FOR ALL NOMINEES	(See instructions below)
☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here

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Proposal 2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 3.	Approval of an amendment to the Company’s Charter to lower each of the aggregate stock ownership limit and the common stock ownership limit from 8.3 percent to 7.0 percent.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 4.	To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.
This proxy, when properly executed, will be voted in the manner directed below. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.
     The undersigned hereby acknowledges receipt of the Company’s Annual Report to Stockholders for fiscal year ended December 31, 2006 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

Signature of Stockholder	Date	Signature of Stockholder
Date

Note: Please sign exactly as your name or name(s) appear on this Proxy. When shares are held jointly, each holders should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in authorization name by authorized person.

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